UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________________

FORM 8-K
_____________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2020
AMN HEALTHCARE SERVICES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-16753	06-1500476
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8840 Cypress Waters Boulevard, Suite 300
Dallas, Texas 75019
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (866) 871-8519
NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AMN	NYSE

☐	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company
☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Section 5 — Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2020, the Board of Directors (the “Board”) of AMN Healthcare Services, Inc. (the “Company”) increased the size of the Board from eight members to nine members, and elected Rear Admiral Dr. Sylvia Trent-Adams, PhD, RN, FAAN as a new director to fill the vacancy created by such increase, with such appointment effective that day. Dr. Trent-Adams will serve a term expiring at the Company’s 2021 Annual Meeting of Shareholders or until she otherwise resigns, is removed, or becomes disqualified. The Board has determined that Dr. Trent-Adams qualifies as an independent director under New York Stock Exchange rules and the Company’s Director Independence Standards. At the time of her election, the Board did not make a determination regarding Dr. Trent-Adams' appointment to any committee of the Board.

Dr. Trent-Adams has been a distinguished leader in the U.S. Public Health Service Commissioned Corps who has served as Deputy Surgeon General and Acting Surgeon General of the United States. In leadership roles in the U.S. Department of Health & Human Services, including as Principal Deputy Assistant Secretary for Health, Dr. Trent-Adams' decades of service have included directing and coordinating major federal health programs and developing policy and legislative priorities for our nation's public health.

Dr. Trent-Adams entered the Public Health Service Commissioned Corps in 1992 and served in many capacities, including as deputy associate administrator for the HIV/AIDS Bureau, where she assisted in managing the Ryan White HIV/AIDS Program, a landmark program of primary medical care, medication, and essential support services for more than half a million uninsured people with HIV. Prior to joining the Public Health Service, she was a nurse officer in the U.S. Army, with clinical practice in trauma, oncology, community health, and infectious disease. In connection with her retirement from public service, the University of North Texas Health Science Center recently announced that Dr. Trent-Adams will become its Senior Vice President and Chief Strategy Officer in October 2020.

In connection with her election to the Board, Dr. Trent-Adams received 1,197 restricted stock units, with each restricted stock unit representing the value of one share of the Company’s common stock, with an aggregate grant date fair value of approximately $70,000. The value of this equity grant is based on the anticipated number of full calendar months of service time that she will complete leading up to the Company’s 2021 Annual Meeting of Shareholders, and the equity grant will vest on the earlier of (a) the first anniversary of the grant date or (b) the Company’s 2021 Annual Meeting of Shareholders. Dr. Trent-Adams received a pro-rata portion of the Company’s annual non-employee director cash retainer commencing with a quarterly payment of $17,500 on October 1, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMN Healthcare Services, Inc.

Date: October 5, 2020	By:	/s/ Susan R. Salka
Susan R. Salka
President & Chief Executive Officer